Exhibit 10.19

STOCK OPTION AGREEMENT

LAWSON SOFTWARE, INC.

2001 STOCK INCENTIVE PLAN

(Includes Change of Control Trigger)

1.             Option Grant and Option Exercise Price.  Pursuant to the Lawson Software, Inc. 2001 Stock Incentive Plan (the “Plan”), Lawson Software, Inc., a Delaware corporation (the “Company”) grants to the participant (“Participant”) whose name is specified on the Certificate of Stock Option Grant on the Salomon Smith Barney website at www.benefitaccess.com (the “Certificate”), an option to purchase shares of common stock (“Common Stock”) of the Company as follows:

The Company grants to Participant an option (the “Option” or “Stock Option”) to purchase the number of full shares of Common Stock shown on the Certificate (the “Shares”) at an exercise and purchase price in United States dollars (the “Grant Price”) per Option Share equal to the Grant Price listed on the Certificate (which is the closing price for the Common Stock on Nasdaq (symbol:  LWSN) on the Grant Date), subject to the terms and conditions set forth in the Plan, this Stock Option Agreement (“Agreement”) and the Certificate.  The Grant Date of this Stock Option is stated on the Certificate.  The Option will be in effect commencing on the Grant Date and terminating on the Grant Expiration Date listed on the Certificate or such earlier date and time described in this Agreement (the “Option Period”).  This Option is an “Incentive Stock Option (ISO)” or a “Nonqualified Stock Option (NQ),” as identified on the Certificate under “Type of Stock Option.”

2.             Option Subject to Plan; Definitions.  This Stock Option and its exercise are subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent not otherwise inconsistent with the provisions of this Agreement.  This Stock Option is subject to any rules promulgated pursuant to the Plan by the Board of Directors of the Company or the Committee.  The capitalized terms not otherwise defined in this Agreement have the same meanings assigned to them in the Plan.

2.1                                 The term “Cause” means Termination of Participant’s Service initiated by the Company or its Subsidiaries because of:  (1) if Participant has entered into any written and executed contract(s) with the Company or its Subsidiaries, any breach by  Participant of such contract that has a material adverse effect on the Company or any Subsidiary (as reasonably determined by the Company) and which is not or cannot reasonably be cured within 10 days after written notice from the Company to Participant; (2) any violation by Participant of the Company’s or a Subsidiary’s policies, rules or regulations that has a material adverse effect on the Company or any Subsidiary (as reasonably determined by the Company) and which is not or cannot be cured within 10 days after written notice from the Company to Participant; (3) commission of any act of fraud, embezzlement or dishonesty by Participant that is materially injurious to the Company or any Subsidiary (as reasonably determined by the Company); or (4) any other intentional misconduct by Participant adversely affecting the business or affairs of the Company or any Subsidiary in any material manner (as reasonably determined by the Company).

2.2                                 The term “Change of Control Transaction” means (1) the closing of a tender offer or exchange offer for the ownership of 50% or more of the outstanding voting securities of the Company, (2) the Company shall have entered into a definitive agreement with respect to a tender offer, exchange offer or  merger,  consolidation or other business combination with another corporation and as a result of such tender offer, exchange offer, merger, consolidation or combination less than 50% of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by the former stockholders of the Company, other than affiliates (within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any party to such merger or consolidation, as the same shall have existed immediately prior to such merger or consolidation, (3) the Company shall have entered into a definitive agreement to sell substantially all of its assets to another corporation which is not a direct or indirect wholly owned Subsidiary of the Company, (4) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date of this Agreement) of the Exchange Act, shall acquire 50% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record) (for purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) as in effect on the date of this Agreement) pursuant to the Exchange Act, (5) individuals who constitute the Company’s Board of Directors on the date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least 50% of the directors comprising the Incumbent Board shall be, for purposes of this clause (5), considered as though such person were a member of the Incumbent Board, or (6) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

2.3                                 The term “Disability” means Termination of Participant’s Service because of a permanent disability as defined under any retirement plan of the Company or its Subsidiaries.

2.4                                 The term “Fair Market Value” has the meaning described in Section 6 of the Plan.

2.5                                 The term “Good Reason” means:  (1) the assignment to the Participant of any duties inconsistent in any respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities in effect as of the date of this Agreement, or any diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company ceasing to be a publicly traded entity or becoming a subsidiary), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Participant; (2) any reduction in Participant’s annual base salary or annual target incentive compensation compared with the annual base salary and annual target incentive compensation in effect for Participant for the Company’s most recent fiscal year ended before the date of termination, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Participant; (3) the Company’s requiring the Participant to be based at any office or location other than in the Minneapolis-St. Paul Metropolitan Area in Minnesota or the Company’s requiring the Participant to travel on Company business to a substantially greater extent than required immediately prior to the date of this Agreement; or (4) any material reduction in Participant’s executive benefits compared with the Participant’s benefits provided by the Company to Executive during the Company’s most recent fiscal year ended before the date of termination.  The Participant’s mental or physical incapacity following the occurrence of an event described above in clauses (1) through (4) above shall not affect the Participant’s ability to terminate employment for Good Reason.  Any determination of “Good Reason” made by the Participant under this Agreement shall be in good faith.

2.6                                 The term “Retirement” means Termination of Participant’s Service (1) at or after age 55 provided Participant has been employed by the Company or its Subsidiaries for at least ten years or (2) at or after age 62.

2.7                                 The term “Subsidiary” or “Subsidiaries” means a subsidiary corporation of the Company as defined in the Plan.

2.8                                 The term “Termination of Participant’s Service” means the last day of Participant’s regular full time or part time employment with the Company and its Subsidiaries.

3.                                       Vesting and Acceleration of Vesting.  Except as specifically provided in this Agreement and the Plan, this Stock Option will vest and first become exercisable on the respective vesting dates specified in the Certificate, but only if Participant has at all times been a regular full time or part time employee of the Company or any Subsidiary from the Grant Date to the applicable vesting date.  Vested Option Shares may be exercised and purchased during the Option Period, until termination under Section 4 below.  No vesting of the Option shall occur after Termination of Participant’s Service, except only to the extent described in Sections 3.1, 3.2 or 3.3 below.

3.1                                 Automatic 100% Acceleration of Vesting Upon Death, Disability or Retirement.  If there is a Termination of Participant’s Service because of Participant’s death, Disability or Retirement, all conditions of vesting will be assumed to have been met immediately before such death, Disability or Retirement, and Participant or Participant’s estate will have the right to exercise one hundred percent (100%) of the number of Shares remaining under the Option, whether or not vested, during the applicable time period in Section 4 below.  If Termination of Participant’s Service is due to death, Disability or Retirement, the acceleration of vesting under this Section 3.1 will be deemed to have occurred prior to such Termination of Participant’s Service.

3.2                                 Automatic 50% Acceleration of Vesting Upon Completion of a Change of Control Transaction.  Automatically and immediately upon completion of a Change of Control Transaction:  (i) all conditions of vesting will be assumed to have been met for the last fifty percent (50%) of the then current total unvested Option Shares that were otherwise scheduled to vest last under the vesting schedule dates specified in the Certificate, (ii) Participant will have the right to exercise all vested Option Shares during the applicable time period in Section 4 below and (iii) so long as the Stock Option has not terminated, the remaining unvested Option Shares will continue to vest pursuant to this Agreement.

For example, if immediately before the completion of a Change of Control Transaction the Stock Option is 12/48ths vested, then automatically upon completion of the Change of Control Transaction, an additional 18/48ths (50% of 36/48ths) of the Option Shares that were scheduled to vest in months 31 to 48 shall be immediately vested, and the balance of the unvested Option Shares (18/48ths) shall continue to vest monthly during months 13 through 30, unless such vesting is accelerated or terminated as described in this Agreement.  If Termination of Participant’s Service occurs upon or after completion of a Change of Control Transaction, the acceleration of vesting under this Section 3.2 will be deemed to have occurred prior to such Termination of Participant’s Service.

3.3                                 Automatic Acceleration of Vesting of All Remaining Unvested Option Shares.  If within one year after the completion of a Change of Control Transaction, there is a Termination of Participant’s Service initiated by the Company or any Subsidiary (or successor) other than for Cause or by the Participant for Good Reason, then (i) all conditions of vesting will be assumed to have been met for one hundred (100%) of the then current total unvested Option Shares and (ii) Participant will have the right to exercise all vested Option Shares during the applicable time period in Section 4 below.  The acceleration of vesting under this Section 3.3 will be deemed to have occurred immediately before Termination of Participant’s Service.  For purposes of this Section 3.3, any good faith determination of “Good Reason” made by the Participant shall be conclusive.

3.4                                 Leave of Absence.  The Company’s leave of absence procedure concerning stock options, that is in effect as of the date of this Agreement, will also govern the vesting of the Option during a Company approved leave of absence.

4.             Termination and Forfeiture.  The Stock Option, whether or not vested, automatically expires at 5:00 p.m. United States Central Time on the Grant Expiration Date, unless terminated on an earlier date as described in this Agreement or the Plan.  No vesting of the Stock Option shall occur after the date of Termination of Participant’s Service and all such unvested Option Shares will be forfeited as of 5:01 p.m. United States Central on the date of Termination of Participant’s Service.  The unexercised portion of the Stock Option that is vested will automatically terminate and be forfeited at the first of the following to occur:

(1)                                  5:00 p.m. United States Central Time on the date of Termination of Participant’s Service initiated by the Company or any Subsidiary for Cause;

(2)                                  5:00 p.m. United States Central Time on the date that is 90 days after Termination of Participant’s Service for any reason or no reason, other than for (a) Cause, (b) death, (c) Disability or (d) Retirement;

(3)                                  5:00 p.m. United States Central Time on the date that is one year after the date of Termination of Participant’s Service due to death, Disability or Retirement; or

(4)                                  5:00 p.m. United States Central Time on the Grant Expiration Date.

5.             No Fractional Shares.  This Stock Option may be exercised only in whole Shares and not fractional Shares.  Any fraction of a Share that would otherwise vest on any vesting date will be rounded down to the nearest whole Share.

6.             Manner of Exercise.  Before the end of the Option Period, this Stock Option may be exercised only by Participant (or by Participant’s guardian or legal representative, or by Participant’s estate (if Participant is deceased)) up to the extent then vested and exercisable by delivering to the Company’s stock option administrator an irrevocable notice of exercise in the form required by the Company.  The notice of exercise shall state the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Grant  Price for those Shares (under Section 7 below) and applicable tax withholdings (under Section 10 below).

7.             Payment of Grant Price.  Participant may pay the Grant Price by wire transfer or check (bank check, certified check or personal check) or by delivering to the Company for cancellation, in accordance with the rules of the Committee, shares of Common Stock which have a Fair Market Value in United States dollars equal to the Grant Price and which either (i) were purchased on a national stock exchange or on the NASDAQ NMS system or (ii) have been issued and outstanding more than six months.  The Grant Price is payable in United States dollars.

8.             Delivery of Shares.  The Company will deliver to Participant the Shares (either in certificate or electronic form as requested by Participant) promptly after proper exercise of the Option and receipt of the Grant Price and applicable tax withholdings.  Notwithstanding any provision in this Agreement to the contrary, the obligation of the Company to deliver Shares is subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of Shares thereunder, then the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee.

9.             Tax Requirements for Incentive Stock Options; Disqualifying Disposition.  This Section 9 will apply only if this Stock Option is identified as an Incentive Stock Option or ISO on the Certificate.  If this Section 9 applies, then subject to the provisions of the Plan, this Stock Option is an Incentive Stock Option.  To the extent the number of Shares exceeds the limit set forth in Section 4 of the Plan, such Shares shall be deemed granted pursuant to a Nonqualified Stock Option.  In such event, then unless otherwise indicated by Participant in the notice of exercise pursuant to Section 6 above, upon any exercise of this Stock Option, the number of exercised Shares that shall be deemed to be exercised pursuant to an Incentive Stock Option shall equal the total number of Shares so exercised multiplied by a fraction, (a) the numerator of which is the number of unexercised Option Shares that could then be exercised pursuant to an Incentive Stock Option and (b) the denominator of which is the then total number of unexercised Option Shares that could then be exercised.  If Common Stock acquired upon exercise of this Stock Option is disposed of by Participant in a “Disqualifying Disposition,” such Participant shall notify the Company in writing within 30 days after such disposition of the date and terms of such disposition.  For purposes hereof, “Disqualifying Disposition” means a disposition of Common Stock that is acquired upon the exercise of an Incentive Stock Option prior to the expiration of either two years from the Grant Date of such Incentive Stock Option or one year from the transfer of Shares to Participant pursuant to the exercise of such Incentive Stock Option.  If a Disqualifying Disposition occurs, the tax requirements described in Section 10 will apply.

10.           Tax Requirements and Withholdings for Nonqualified Stock Options.  This Section 10 will apply only if this Stock Option is identified as a Nonqualified Stock Option or NQ on the Certificate or is considered a Nonqualified Stock Option under Section 9 above.  In order to provide the Company and its Subsidiaries with the opportunity to claim the benefit of any income tax deduction in any jurisdiction which may be available to it upon the exercise of the Nonqualified Stock Option, and in order to comply with all applicable income tax laws or regulations of any applicable country, state or other jurisdiction, the Company and its Subsidiaries may take such action as it deems appropriate to ensure that, if necessary, all applicable payroll, withholding, income, NIC or other taxes (of any applicable country, state or other jurisdiction) are withheld or collected from Participant.  Participant may elect to satisfy Participant’s minimum income tax withholding obligations under such laws or regulations upon exercise of the Option by (i) paying that amount by wire transfer or check (bank check, certified check or personal check), (ii) having the Company or its Subsidiaries withhold a portion of the shares of Shares otherwise to be delivered upon exercise of such Option having a Fair Market Value in United States dollars (on the date of exercise of Option) equal to the minimum amount of such taxes required to be withheld on such exercise, in accordance with the rules of the Committee, or (iii) delivering to the Company for cancellation, in accordance with the rules of the Committee, shares of Common Stock which have a Fair Market Value equal to such tax withholdings and which either (a) were purchased on a national stock exchange or on the NASDAQ NMS system or (b) have been issued and outstanding more than six months.  The Company may, at its discretion, require Participant to pay the withholding taxes under clause (i) above in lieu of the alternatives in clauses (ii) or (iii) above.

11.           Investment Representation.  Unless the Common Stock is issued to Participant in a transaction registered under applicable federal and state securities laws, Participant represents and warrants to the Company that all Common Stock which may be purchased hereunder will be acquired by Participant for investment purposes for Participant’s own account and not with any intent for resale or distribution in violation of federal or state securities laws.  Unless the Common Stock is issued to Participant in a transaction registered under the applicable federal and state securities laws, all certificates issued with respect to the Common Stock shall bear an appropriate restrictive investment legend.

12.           Impact on Employment Status.  This Agreement, the Certificate and the Plan are not an employment contract.  Nothing contained in this Agreement, the Certificate or the Plan shall confer on Participant any right to continue in the employ of the Company or any Subsidiary or other affiliate of the Company or affect in any way the right of the Company or any Subsidiary or other affiliate to terminate the employment of Participant at any time.

13.           Adjustments.  In the event of any stock split, stock dividend, recapitalization or combination of shares by the Company after the Grant Date, the number of Shares subject to the Option and the Grant Price per Share shall be equitably adjusted in the same manner as the outstanding shares of Common Stock, in accordance with the rules of the Committee.  The number of Option Shares designated in the Certificate has been adjusted for all stock splits that were effective before the Grant Date.

14.           Non-Transferability of Option.  This Stock Option is not assignable or transferable by Participant except by will or by the laws of descent and distribution.

15.           Consent to Internal Use of Personal Data.  Participant consents to the Company’s and its Subsidiaries’ (and the Company’s stock option administrator) receiving and using personal data related to Participant for employment-related purposes only and for gathering and making required reports to government authorities.

15.           No Right of Future Stock Option Grants.  Nothing contained in this Agreement, the Certificate or the Plan shall confer on Participant any right to receive any additional stock options in the future from the Company, Subsidiary or any other affiliate of the Company or affect in any way the right of the Company, Subsidiary or any other affiliate to terminate the granting of stock options at any time.

16.           Interpretation of Terms; General.  The Committee shall interpret the terms of the Option and this Agreement, the Certificate and Plan and all determinations shall be final and binding.  The Option and this Agreement, the Certificate and Plan (1) are governed by the laws of the State of Minnesota, (2) may be amended only in writing, signed by an executive officer of the Company, and (3) supersede any other verbal or written agreements or representations concerning the Option.

17.           Official Language.  The official language of the Option and this Agreement, the Certificate and Plan is English.  Documents or notices not originally written in English shall have no effect until they have been translated into English, and the English translation shall then be the prevailing form of such documents or notices.  Any notices or other documents required to be delivered to the Company (or stock option administrator) under this Notice, shall be translated into English, at Participant’s expense, and provided promptly to the Company in English (to the attention of the Company’s Corporate Secretary).  The Company may also request an untranslated copy of such documents.

18.           Signature and Validity.  An executive officer of the Company has signed this Agreement electronically on behalf of the Company.   The Participant is deemed to have signed this Agreement and agreed to all of its terms by having electronically indicated Participant’s acceptance and agreement on the Certificate on the Salomon Smith Barney website at www.benefitaccess.com.  If there is any discrepancy between the number of Option Shares shown in the Certificate and the number shown in the records of the Company’s Corporate Secretary, the records of the Company’s Corporate Secretary shall prevail.

Lawson Software, Inc.

By	/s/ Jay Coughlan

Jay Coughlan,
President and Chief Executive Officer